Exhibit 10

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made this 2nd day of February, 2015 between Zenith Freight Lines, LLC, a North Carolina limited liability company (the “Company”), and Jack L. Hawn, Jr., a resident of Catawba County, North Carolina (“Employee”).

WHEREAS, the Company seeks to offer Employee employment with the Company subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound and in consideration of the promises and mutual covenants and agreements contained herein, hereby stipulate and agree as follows:

1.     Term of Employment. The term of the Employee’s employment by the Company under this Agreement shall be for a period of four (4) years, commencing on the date hereof and ending on the fourth anniversary of the date hereof, unless earlier terminated by either the Employee or the Company pursuant to Section 5.

2.     Duties of Employee.

(a)     Employee shall be employed by the Company as its President and shall report directly to the Chief Executive Officer of Bassett Furniture Industries, Incorporated (the “CEO”). Employee will be responsible for rendering services and duties in conjunction with the operation of the Company. Employee’s assigned place of business shall be in Conover, North Carolina.

(b)     Employee shall at all times discharge Employee’s responsibilities and duties in compliance with the rules and regulations of the Company and in accordance with the policies and reasonable directives of the Company adopted from time to time.

(c)     Employee shall serve the Company faithfully in the performance of Employee’s duties and shall devote Employee’s full time and best efforts to Employee’s employment, including the regularly established working hours and such additional time as the reasonable requirements of the Company and the performance of Employee’s duties require. Employee shall not during the term of this Agreement be engaged in any other business activity which interferes with Employee’s obligations under this Agreement, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, without the prior written approval of the CEO.

3.     Compensation. For all services rendered by Employee under this Agreement, Employee shall be entitled to receive, from the commencement of employment, an annual base salary (“Annual Base Salary”) of $300,000, which shall be paid according to the Company’s normal payroll practices, less normal and appropriate withholdings. Base salary may be increased by the Company at its discretion. Employee shall be entitled to participate in Bassett Furniture Industries, Incorporated stock option, bonus and similar compensation plans. For purposes of determining Employee’s benefits under those plans, Employee’s job classification shall be Senior Vice President.

4.     Fringe Benefits. Employee shall receive with other similarly situated Employees of the Company, all of the fringe benefits to be established by the Company, together with the following additional fringe benefits, provided that Employee is otherwise eligible and desires to participate.

(a)     Reimbursement for all business expenses which are ordinary, necessary and reasonable, including, without limitation, travel expenses, incurred by Employee in accordance with the policies, practices and procedures of the Company that may be in effect from time to time and in connection with the performance of Employee’s duties pursuant to paragraph 2 of this Agreement; provided that Employee presents appropriate written vouchers, bills, reports or other substantiation for such expenses in a form acceptable to the Internal Revenue Services and in compliance with the Company’s then applicable policy;

(b)     Employee shall be entitled to participate in all Company sponsored group insurance policies and programs;

(c)     Employee shall be provided with a Company supplied automobile, and the Company shall pay all costs of operation and maintenance associated with such automobile; and

(d)     During each full calendar year of employment, Employee shall be entitled to paid vacation time in accordance with Company policy applicable to similarly situated employees. Vacation time may be taken at such times as are appropriate to the business needs of the Company. Any accrued but unused vacation time remaining at the end of a calendar year shall be forfeited and the Company shall not be obligated to pay Employee any additional compensation for unused vacation time.

5.     Termination of Employment. This Agreement shall terminate as follows:

(a)     Death or Disability. Employee’s employment shall terminate automatically upon Employee’s death. For purposes of this Agreement, Employee shall be deemed to be disabled if Employee suffers an illness or disability resulting in Employee’s inability to perform the essential functions of Employee’s duties hereunder, with or without reasonable accommodation, for a period of ninety (90) consecutive days. If Employee is unable to perform, due to illness or disability, the essential functions of Employee’s position, with or without reasonable accommodation, for a period of ninety (90) consecutive days, then the Company shall give to Employee written notice of its intention to terminate Employee’s employment. In such event, Employee’s employment with the Company shall terminate effective on the thirtieth (30th) day after receipt of such notice by Employee provided that, within the thirty (30) days after such receipt, Employee shall not have returned to full time performance of Employee’s duties.

(b)     Cause. The Company may terminate Employee’s employment at any time, without notice and with immediate effect, for Cause. For purposes of this Agreement, “Cause” shall mean (i) the willful and repeated failure of Employee to perform substantially the Employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) after having received written notice from the Company and an opportunity to correct; (ii) Employee’s conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company; or (iii) Employee’s willful engagement in material and gross misconduct in violation of Company policy.

(c)     Resignation by Employee. Employee may terminate his employment upon one year’s written notice to the Company of his resignation; provided that at any time following receipt of such notice the Company may by notice to Employee accelerate the termination of his employment and this Agreement to an earlier date. Notwithstanding any such acceleration, (i) if Employee has complied with the notice provisions of this paragraph 4(d) and complies with paragraphs 7, 8 and 9, unless otherwise mutually agreed, Employee shall receive his base salary for such one year period, payable over such period in accordance with the Company’s usual payroll practices and subject to appropriate and normal withholdings.

(d)     Termination without Cause. The Company may terminate this Agreement at any time without Cause.

6.     Obligations of Employee and the Company Upon Termination. The parties agree as follows:

(a)     Death or Disability. If Employee’s employment is terminated by reason of Employee’s death or disability, Employee or Employee’s estate shall be paid Employee’s salary described in paragraph 3 of this Agreement, together with those fringe benefits described in paragraph 4 above, through the end of the month during which Employee’s death occurs or during which the date of termination occurs.

(b)     Cause. If Employee’s employment is terminated for Cause, such termination for Cause shall constitute an immediate termination of the Company’s obligations pursuant to paragraphs 3 and 4 of this Agreement. Employee shall not be entitled to any compensation or benefits beyond the effective date of such termination for Cause.

(c)     Resignation. If Employee resigns from employment, such resignation shall constitute an immediate termination of the Company’s obligations pursuant to paragraphs 3 and 4 of this Agreement and, except as otherwise set forth in paragraph 5(c), Employee shall not be entitled to any compensation or benefits beyond the effective date of such resignation.

(d)     Termination Without Cause. If Employee’s employment with the Company is terminated without Cause, the Company shall upon termination of Employee’s employment, provide Employee with the greater of (i) Annual Base Salary (paid in a lump sum or through regular payroll at the Company’s discretion) for the remainder of the four (4) year period specified in paragraph 1 above; or (ii) the Severance Benefits (as defined in the Severance Plan), if any, due to Employee pursuant to the terms of the Bassett Furniture Industries, Inc. Severance Program for Officers and Management Employees (the “Severance Plan”). For purposes of determining Severance Benefits under the Severance Plan, Employee’s job classification shall be Senior Vice President.

7.     Covenant Not to Disclose Confidential Information.

(a)     It is stipulated and agreed that the Company is engaged in the business of: transportation, warehousing, distribution, and logistics services for delivery of furniture and related goods, including home delivery (the “Business”). It is further stipulated and agreed that as a result of Employee’s employment by the Company, and as a result of Employee’s continued employment hereunder, Employee has and will have access to valuable, highly confidential, privileged and proprietary information not generally available in the public domain relating to the Company’s Business (the “Confidential Information”). For purposes of this Agreement, “Confidential Information” means customer lists, customer requirements and specifications, financial data, sales figures, costs and pricing figures, marketing and other business plans, product development information, product design information, computer programs and listings, marketing concepts, personnel matters, drawings, specifications, instructions, methods, processes, techniques, shop practices, formulae or any other information relating to the Company’s sales, technology, research data, and all other know-how, trade secrets or proprietary information, or any copies, elaborations, modifications and adaptations thereof, which are in the possession of the Company and which have not been published or disclosed to, and are not otherwise known to, the public. It is further acknowledged that the unauthorized use or disclosure by Employee of any of the Confidential Information would seriously damage the Company in its Business.

(b)     As a consequence of the above, with respect to any Confidential Information which is obtained by Employee during or as the result of Employee’s performance of services for the Company and/or its customers, vendors, suppliers and distributors and which is not generally available to the public, whatever its nature and form and whether obtained orally, by observation, from written materials or otherwise, Employee agrees as follows. During the term of this Agreement and after its termination or expiration for any reason:

(i)

Employee will hold all such Confidential Information in strict confidence and will not use, publish, divulge or otherwise reveal or allow to be revealed any portion thereof to any third person, company or other entity, except to or with the prior written consent of the CEO;

(ii)

Employee will use all reasonable precautions to assure that all such Confidential Information is properly protected and kept from unauthorized persons or entities, and will immediately report to the CEO any misuse of such Confidential Information that Employee may encounter by another person or entity;

(iii)	Employee will make no use of any such Confidential Information except such use as is required in the performance of Employee’s services for the Company or its customers; and

(iv)

Upon termination of Employee’s employment with the Company for any reason, or upon the Company’s request, Employee will immediately deliver to the Company all documents, software, hardware, written materials and other items which contain such Confidential Information. After the termination of Employee’s employment with the Company for any reason, Employee will not, without the CEO’s prior written consent, use, divulge, disclose, furnish or make accessible to any third person, company or other entity, any aspect of the Confidential information.

8.     Ownership and Assignment of Inventions. Employee understands and agrees that Employee is performing work for hire for the Company and that any Inventions developed or conceived by Employee during Employee’s employment with the Company are the sole property of the Company. “Inventions” shall include any inventions, improvements, developments, discoveries, programs, designs, machinery, products, processes, information systems and software, as well as any other concepts, works and ideas, whether patentable or not, relating to any present or prospective activities or business of the Company. Employee agrees to make the Company aware of all such Inventions. To the maximum extent permitted by applicable law, Employee further agrees to assign and does hereby assign to the Company all rights, title and interest in and to all such Inventions hereafter made by Employee. Employee will, with reasonable reimbursement for expenses but at no other expense to the Company, at any time during or after Employee’s employment with the Company, sign and deliver all lawful papers and cooperate in such other lawful acts reasonably necessary to allow the Company to secure, perfect and enforce such rights and title in the Inventions. This Section does not apply to any Invention for which Employee affirmatively proves that (a) no equipment, supplies, facility, or confidential or trade secret information of the Company was used; (b) which was developed entirely on Employee’s own time, and (c) did not result, either directly or indirectly, from any work performed by Employee for the Company.

9.     Covenant Not to Compete.

(a)     In consideration of his employment with the Company, Employee covenants and agrees that for a period commencing on the date of separation from employment for any reason, and ending twelve (12) months thereafter, Employee will not directly or indirectly:

(i)

(A) engage in the Business (as defined above); (B) enter the employ of, or render any services of the same or similar nature to those services provided under this Agreement to or for any entity engaging in the Business or; (C) become financially interested in any entity engaging in the Business in any capacity, including as an individual , partner, shareholder, member, officer, director, manager, principal, agent, trustee, employee or consultant, provided, however, that Employee and his affiliates collectively may own, directly or indirectly, securities of any entity traded on any national securities exchange or automated quotation system if Employee or such affiliate is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, “beneficially own” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, without regard to the 60-day period referred to in Rule 13d-3(d)(1)(i)) 5.0% or more of any class of securities of such entity;

(ii)

(A) induce or attempt to induce any officer, employee, consultant, contractor or agent of the Company to leave the Company’s employment or otherwise reduce, terminate, restrict or otherwise materially alter its business relationship with the Company, (B) in any way interfere with the relationship between the Company and any of its officers, employees, consultants, contractors or agents, (C) employ, or otherwise engage as an employee, independent contractor or otherwise, any employee of the Company, or (D) induce or attempt to induce any customer, supplier, or other person or entity with whom the Company has a business relationship (a “Company Business Partner”) to reduce, terminate, restrict or otherwise materially alter its business relationship with the Company; or

(iii)

solicit the business of any person or entity known to it or him to be a customer of the Company, if he had personal contact with such person or entity, or had access to Confidential Information with regard to such person or entity, with respect to products or activities which compete in whole or in part with the products or activities of the Company.

(b)     As used herein, the term “Territory” shall mean the following geographical areas: (A) each city and county in which the Company or a subsidiary of the Company is located; (B) each state in which the Company or any Company Business Partner is located; and (C) the United States of America.

(c)     The parties hereto agree that the geographical areas in Section 8(b) and the other restrictions set forth in this Section 8 are reasonable and completely severable and independent, and any invalidity or unenforceability of this Agreement with respect to any one area or any one restriction in this Section 8 shall not render this Agreement unenforceable as applied to any one or more of the other areas or other restrictions herein.

10.     Remedies. It is stipulated that a breach by Employee of the provisions of these paragraphs 7, 8 or 9 would cause irreparable damage to the Company. The Company, in addition to any other rights or remedies which the Company may have, shall be entitled to an injunction restraining Employee from violating or continuing any violation of the provisions of these paragraphs 7, 8 or 9. Such right to obtain injunctive relief may be exercised at the option of the Company, concurrently with, prior to, after or in lieu of, the exercise of any other rights or remedies which the Company may have as a result of any such breach or threatened breach. Employee agrees that upon breach of these paragraphs 7, 8 or 9 the Company shall be entitled to an accounting and repayment of all profits, royalties, compensation, and/or other benefits that Employee directly or indirectly has realized or may realize as a result of or in connection with, any such breach.

11.     Acknowledgment of Reasonableness. Employee has carefully read and considered the provisions of this Agreement, the opportunity for consultation with an attorney of Employee’s choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Company.

12.     Other Agreements/Warranties. Employee warrants that he is not bound by the terms of a confidentiality agreement or non-competition agreement or any other agreement with a former employer or other third party which would preclude Employee from accepting employment with the Company or which would preclude Employee from effectively performing Employee’s duties for the Company. Employee further warrants that Employee has the right to make all disclosures that Employee will make to the Company during the course of Employee’s employment with the Company. Employee agrees that Employee shall not disclose to the Company, or seek to induce the Company to use, any confidential information in the nature of trade secrets or other proprietary information belonging to others and that in the event that the Company directs Employee to perform tasks that would result in the disclosure or use of any such confidential information, that Employee shall notify the Company in advance of any such disclosure.

13.     Surrender of Books and Records. Employee acknowledges that all files, computer disks, records, lists, designs, specifications, books, products, plans and other materials or property owned or used by the Company in connection with the conduct of its business shall at all times remain the property of the Company, and that upon termination or expiration of this Agreement for any reason or upon the request of the Company, Employee will immediately surrender to the Company all such materials.

14.     Entire Agreement. This Agreement contains the entire agreement of the parties hereto and supersedes and replaces all prior agreements, arrangements and understandings, whether written or oral; provided, however, it is expressly agreed that the confidentiality and shopright obligations contained herein shall be in addition to and not in lieu of any other obligations of Employee to the Company or its affiliates regarding confidentiality. which obligations shall remain in full force and effect. Moreover, this Agreement shall not be modified or changed in any respect except by a writing executed by both parties hereto.

15.     Successors and Assigns. The rights and obligations of Employee under this Agreement, including but not limited to the provisions of paragraphs 7, 8 or 9 herein, shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon Employee and Employee’s respective successors, heirs and assigns. The Company shall have the right to assign, transfer or convey this Agreement to its affiliated companies, successor entities, or assignees or transferees of substantially all of the Company’s business activities. This Agreement, being personal in nature to Employee, may not be assigned by Employee without the Company’s prior written consent.

16.     Notice. All notices required and permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when mailed by certified or registered mail, return receipt requested, addressed to the intended recipient as follows, or at such other address as is provided by either party to the other:

If to the Company:	Zenith Freight Lines, LLC
c/o Bassett Furniture Industries, Incorporated
3525 Fairystone Park Highway
Bassett, Virginia 24055
Attn: Jay Hervey, Vice President and General Counsel

If to Employee:	Jack Hawn
383 6th Street
Hickory, NC 28601

17.     Governing Law; Forum. This Agreement shall, in all respects, be governed by and construed according to the laws of the State of North Carolina. Any dispute or controversy arising out of or relating to this Agreement shall also be governed by the laws of the State of North Carolina. Any suit or other proceeding arising out of or relating to this Agreement shall be instituted and maintained in the state or federal courts of Mecklenburg County, North Carolina, and the parties hereby waive any objection to such jurisdiction and venue and irrevocably submit to the jurisdiction of such court in any such action or proceeding. Each party shall bear its own costs and expenses, including without limitation, attorneys’ fees, in connection with any such suit or proceeding.

18.     Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority if any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out of pocket expenses in connection with Employee’s performance of obligations under this paragraph 18.

19.     General Provisions.

(a)     This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

(b)     The parties may waive any breach or non-fulfillment by the other party of any provision of this Agreement. Any waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of, or estoppel with respect to, any subsequent breach.

(c)     The paragraph headings contained in this Agreement are for reference purposes only and she not affect in any way the meaning or interpretation of this Agreement.

(d)     The provisions of paragraphs 7, 8 or 9 of this Agreement shall survive the termination of Employee’s employment with the Company for any reason.

(e)     Employee has carefully read and considered the provisions of this Agreement and agrees that the restrictions set forth herein are fair and reasonably required for the Company’s protection.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

Employee:

Jack L. Hawn, Jr.

Zenith Freight Lines, LLC

By:

Title:

Signature Page to Employment Agreement (Jack Hawn, Jr.)